EXHIBIT 99.1

Cleco Corp.
2030 Donahue Ferry Road
PO Box 5000
Pineville, LA 71361-5000
Tel 318.484.7400
www.cleco.com

NEWS RELEASE
Investor Contact:	Media Contact:
Cleco Corp.	Cleco Corp.
Russell Davis	Susan Broussard
(318) 484-7501	(318) 484-7773
Russell.Davis@cleco.com

For Immediate Release

Cleco Power names President and COO

PINEVILLE, La., Aug. 5, 2010 – Cleco Corp. (NYSE:CNL) announced today that George Bausewine, senior vice president of corporate services, has been named president and chief operating officer of Cleco Power effective Aug. 7, 2010.

With 24 years of experience at Cleco Corp. and Cleco Power, Bausewine has served in a number of roles including vice president of regulatory and rates and vice president of strategic and regulatory affairs. He has served as senior vice president of corporate services since May 2005.

“George has the experience and the skill set to ensure Cleco Power runs smoothly,” said Michael Madison, president and CEO of Cleco Corp.

Keith Crump and Bill Fontenot, group vice presidents of Cleco Power, will report to Bausewine. Dilek Samil, the former president and COO of Cleco Power, left the company effective May 23, 2010.

Bausewine holds a bachelor of arts degree in business administration from Rollins College in Winter Park, FL, and a master of business administration from Southern Methodist University in Dallas.

Cleco Corp. is a regional energy company headquartered in Pineville, La. It operates a regulated electric utility company, Cleco Power LLC, which serves about 277,000 retail customers across Louisiana.  Cleco also operates a wholesale energy business, Cleco Midstream Resources LLC, which includes the pending sale of Acadia Power Station Unit 2.  This year marks the 75th anniversary of Cleco Power serving Louisiana customers.  For more information about Cleco, visit www.cleco.com.

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